Exhibit 99.1

Gap Inc. Reports Fourth Quarter and Fiscal 2024 Results; Provides Fiscal 2025 Outlook

2024 net sales increased 1% versus last year with comparable sales up 3%

All four brands gained market share in the year
Full year operating income of $1.1 billion grew over 80% versus last year

Generated $1.5 billion in operating cash flow for the year
SAN FRANCISCO – March 6, 2025 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S., with a portfolio of brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its fourth quarter and fiscal year ended February 1, 2025.

“We ended the year delivering another successful quarter, exceeding financial expectations and gaining market share for the 8th consecutive quarter,” said President and Chief Executive Officer, Richard Dickson. “For the full year 2024, Gap Inc. delivered positive comps in all four quarters, achieved one of the highest gross margins in the last 20 years and meaningfully increased operating margin versus the prior year. These strong results are underpinned by the momentum we’re seeing in our operational execution, our culture and the reinvigoration of our brands as they climb in the cultural conversation. Looking ahead, 2025 represents an exciting step in our ongoing transformation as we continue to drive toward becoming a high performing house of iconic American brands that delivers long-term value for our shareholders.”

The company noted that fiscal year 2024 had 52 weeks versus 53 weeks in fiscal year 2023. Due to the 53rd week in fiscal 2023, in order to maintain consistency, comparable sales for the fourth quarter and fiscal year 2024 are compared to the 13 and 52 weeks, respectively, ended February 3, 2024. All other results for the fourth quarter and fiscal year 2024 include the impact from the loss of the additional week.

Fourth Quarter Fiscal 2024 - Financial Results

•Net sales of $4.1 billion were down 3% compared to last year, inclusive of approximately 7 percentage points of negative impact from the weekly calendar shifts related to the loss of the 53rd week, as well as the loss of the additional week.
◦Store sales decreased 4% and online sales decreased 2% compared to last year, both inclusive of the negative impact related to the loss of the 53rd week.
◦Online sales represented 41% of total net sales.
◦Comparable sales were up 3%.
•Gross margin of 38.9% was flat versus last year.
◦Merchandise margin increased 20 basis points versus last year.
◦Rent, occupancy, and depreciation (ROD) as a percent of sales deleveraged 20 basis points versus last year.
•Operating expense was $1.4 billion.

•Operating income was $259 million; operating margin of 6.2%.
•The effective tax rate was 24.3%.
•Net income of $206 million; diluted earnings per share of $0.54.

Full Year Fiscal 2024 - Financial Results

•Net sales of $15.1 billion were up 1% compared to last year, inclusive of approximately 1 percentage point of negative impact from the loss of the 53rd week. Excluding this impact, net sales grew 2% year-over-year.
◦Store sales were flat year-over-year. The company ended the year with 3,569 store locations in about 40 countries, of which 2,506 were company operated.
◦Online sales increased 4% compared to last year and represented 38% of total net sales.
◦Comparable sales were up 3%.
•Gross margin of 41.3%, expanded 250 basis points versus last year.
◦Merchandise margin increased 210 basis points primarily driven by lower commodity costs.
◦Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 40 basis points primarily due to higher net sales in the year.
•Operating expense was $5.1 billion; down 2% compared to last year's reported operating expense and down 1% compared to last year's adjusted operating expense, which excluded $89 million in restructuring costs and a $47 million gain on sale of a building.
•Operating income was $1.1 billion; operating margin of 7.4%.
•The effective tax rate was 25.8%.
•Net income was $844 million; diluted earnings per share of $2.20.

Balance Sheet and Cash Flow Highlights

•Ended the year with cash, cash equivalents and short term investments of $2.6 billion, an increase of 38% from the prior year.
•Fiscal 2024 net cash from operating activities was $1.5 billion. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $1.0 billion.
•Ending inventory of $2.1 billion was up 3.6% compared to last year.
•Fiscal year 2024 capital expenditures were $447 million.
•Paid a fourth quarter dividend of $0.15 per share, totaling $56 million.
•Repurchased 3 million shares for approximately $75 million during the fourth quarter and ended fiscal year 2024 with 374 million shares outstanding.
•Distributed $300 million of cash to shareholders in the form of dividends and share repurchases in fiscal year 2024.
•Board of Directors approved a first quarter fiscal year 2025 dividend of $0.165 per share, representing a 10% increase compared to the fourth quarter fiscal year 2024 dividend per share.

Please see the reconciliations of adjusted operating expense and free cash flow, which are non-GAAP financial measures, in the tables at the end of this press release.

Fourth Quarter and Full Year Fiscal 2024 - Global Brand Results

Comparable Sales

	Fourth Quarter		Fiscal Year
	2024	2023	2024	2023
Old Navy	3%	2%	3%	(1)%
Gap	7%	4%	4%	1%
Banana Republic	4%	(4)%	1%	(7)%
Athleta	(2)%	(10)%	0%	(12)%
Gap Inc.	3%	0%	3%	(2)%

Old Navy:
•Fourth quarter net sales of $2.2 billion were down 3% compared to last year. Comparable sales were up 3%. The brand continues to win in key categories, like active and denim, with innovation and newness driving strength and market share gains.
•Full year net sales of $8.4 billion were up 2% versus last year. Comparable sales were up 3%.

Gap:
•Fourth quarter net sales of $980 million were down 3% compared to last year. Comparable sales were up 7%. Gap is executing the brand reinvigoration playbook with excellence, driving increased relevance and revenue.
•Full year net sales of $3.3 billion were flat versus last year. Comparable sales were up 4%.

Banana Republic:
•Fourth quarter net sales of $545 million were down 4% compared to last year. Comparable sales were up 4%. The brand saw notable improvement in its women’s business during the quarter and continues to build on its strength in men’s.
•Full year net sales of $1.9 billion were flat versus last year. Comparable sales were up 1%.
Athleta:
•Fourth quarter net sales of $396 million were down 5% compared to last year. Comparable sales were down 2%. Athleta maintained market share in the quarter, but there is still work to do to improve the brand's execution in order to position it to regain momentum.
•Full year net sales of $1.4 billion were down 1% versus last year. Comparable sales were flat.

Fiscal 2025 Outlook

The company’s outlook is based on its best assessment of the current macroeconomic environment and related headwinds to consumer spending, including, but not limited to, inflationary pressures, tariffs, supply chain disruptions and foreign currency volatility.

Full Year Fiscal 2025

	Full Year Fiscal 2025 Outlook	Full Year Fiscal 2024 Results
Net sales	1% to 2% growth	$15.1 billion
Operating income	8% to 10% growth	$1.11 billion
Net interest income	Approximately $15 million	$25 million
Effective tax rate	Approximately 26%	25.8%
Capital expenditures	Approximately $600 million	$447 million
Net store closures [1]	Approximately 35	56

First Quarter Fiscal 2025

	First Quarter Fiscal 2025 Outlook	First Quarter Fiscal 2024 Results
Net sales	Flat to up slightly	$3.4 billion
Gross Margin	Expand slightly year-over-year	41.2%
Operating expense (% of net sales)	Leverage slightly year-over-year	35.2%

Webcast and Conference Call Information
Whitney Notaro, Head of Investor Relations at Gap Inc., will host a conference call to review the company's fourth quarter and fiscal year 2024 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Notaro will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O'Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use
1 Refers to company-operated stores.

in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call are adjusted operating expense/adjusted SG&A, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: driving progress across our strategic priorities, including maintaining and delivering financial and operational rigor, reinvigorating our brands, strengthening our platform, and energizing our culture; our earnings power; becoming a high performing company that generates sustainable, profitable growth and delivers long-term shareholder value; our transformation; performing while we transform; delivering on our commitments as we strengthen our performance; continuous improvement through innovation; paving the way for momentum in the years ahead; momentum in our operational execution, our culture, and the reinvigoration of our brands; driving relevance and revenue by executing on our brand reinvigoration playbook; expanding within the active category; Old Navy’s positioning and focus areas for fiscal 2025; Old Navy’s growth potential; building on Gap brand’s momentum in fiscal 2025; Gap brand’s growth potential; Banana Republic’s positioning for fiscal 2025 and beyond; Athleta’s focus areas for fiscal 2025; Athleta’s expected near-term quarterly performance; our ambitions for Athleta; improving Athleta’s execution to position the brand to regain momentum; leveraging our supply chain to navigate the macroeconomic environment; unlocking value creation opportunities; developing artificial intelligence monetization opportunities; reallocating efficiencies and cost savings for future growth and to offset inflation; cutting low-value projects to fuel high-value opportunities; growth opportunities in design, consumer insights, and store operations; seeding new avenues for future growth; controlling the controllables; winning share in any environment; our inventory composition going into fiscal 2025 and our expected fiscal 2025 inventory; our capital allocation priorities, including to drive strong returns and enhance shareholder value; expected fiscal 2025 capital expenditures; our dividend and share repurchase policies; strengthening our performance in fiscal 2025; our expectations for the macroeconomic environment in fiscal 2025; expected full year and first quarter fiscal 2025 net sales; the expected impact of foreign currency exchange rates in fiscal 2025; our brands’ expected performance in fiscal 2025; the expected impact in fiscal 2025 of lapping incremental credit card revenue in fiscal 2024; sustaining gross margin improvement through continued rigor and executional excellence; expected full year and first quarter fiscal 2025 gross margin; expected ROD and merchandise margin in fiscal 2025; expected cost savings and efficiencies in fiscal 2025; expected full year and first quarter fiscal 2025 operating expense/SG&A; expected fiscal 2025 operating income; expected fiscal 2025 net interest income; expected fiscal 2025 effective tax rate; and expected net store closures in fiscal 2025.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, and results of operations: the overall global economic and geopolitical environment, uncertainties related to government fiscal, monetary, and tax policies, and consumer spending patterns; the highly competitive nature of our business in the United States and internationally; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that we do not successfully implement our marketing efforts, or that our talent partnerships expose us to reputational or other risks; the risk that we may be unable to manage our inventory and fulfillment operations effectively and the resulting impact on our sales and results of operations; the risk of loss or theft of assets, including inventory shortage; the risk that trade matters, including tariffs on goods imported from our sourcing countries, could increase the cost or reduce the supply of apparel available to us; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees and licensees could impair the value of our brands; the risk that our efforts to expand internationally may not be successful; the risk that our investments in customer, digital, omni-channel, and other strategic initiatives may not deliver the results we anticipate; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk of information security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our digital and information technology systems, including our continued integration of data science and artificial intelligence, may disrupt our operations; the risk that our technology systems that support our e-commerce platform may not be effective or function properly; reductions in income and cash flow from our credit card programs; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that covenants in our indebtedness agreements may restrict or limit our business; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; evolving regulations and expectations with respect to environmental, social, and governance matters, and increased scrutiny of diversity, equity, and inclusion initiatives; the adverse impacts of climate change on our business; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that the assumptions and estimates used when preparing our financial statements, including estimates and assumptions regarding inventory valuation, asset impairment, income taxes, and revenue recognition, are inaccurate or may change, and the resulting impact on our results of operations; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial statements.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2024, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of March 6, 2025. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet. Gap Inc. products are available worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2024 net sales were $15.1 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Nina Bari
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	February 1, 2025	February 3, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,335	$1,873
Short-term investments	253	—
Merchandise inventory	2,067	1,995
Other current assets	548	527
Total current assets	5,203	4,395
Property and equipment, net of accumulated depreciation	2,496	2,566
Operating lease assets	3,240	3,115
Other long-term assets	946	968
Total assets	$11,885	$11,044
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,488	$1,349
Accrued expenses and other current liabilities	1,083	1,108
Current portion of operating lease liabilities	632	600
Income taxes payable	53	39
Total current liabilities	3,256	3,096
Long-term liabilities:
Long-term debt	1,490	1,488
Long-term operating lease liabilities	3,353	3,353
Other long-term liabilities	522	512
Total long-term liabilities	5,365	5,353
Total stockholders' equity	3,264	2,595
Total liabilities and stockholders' equity	$11,885	$11,044

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended	14 Weeks Ended (1)	52 Weeks Ended	53 Weeks Ended (1)
($ and shares in millions except per share amounts)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales	$4,149	$4,298	$15,086	$14,889
Cost of goods sold and occupancy expenses	2,537	2,626	8,859	9,114
Gross profit	1,612	1,672	6,227	5,775
Operating expenses	1,353	1,458	5,115	5,215
Operating income	259	214	1,112	560
Interest, net	(13)	(4)	(25)	4
Income before income taxes	272	218	1,137	556
Income tax expense	66	33	293	54
Net income	$206	$185	$844	$502
Weighted-average number of shares - basic	377	372	376	370
Weighted-average number of shares - diluted	384	381	384	376
Earnings per share - basic	$0.55	$0.50	$2.24	$1.36
Earnings per share - diluted	$0.54	$0.49	$2.20	$1.34
__________
(1) Fiscal 2023 includes the impact of an additional week.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended	53 Weeks Ended
($ in millions)	February 1, 2025 (a)	February 3, 2024 (a)
Cash flows from operating activities:
Net income	$844	$502
Depreciation and amortization	500	522
Gain on sale of building	—	(47)
Change in merchandise inventory	(88)	383
Change in accounts payable	137	42
Other, net	93	130
Net cash provided by operating activities	1,486	1,532

Cash flows from investing activities:
Purchases of property and equipment	(447)	(420)
Net proceeds from sale of property	7	76
Purchases of short-term investments	(409)	—
Proceeds from sales and maturities of short-term investments	162	—
Proceeds from divestiture activity, net of cash paid	—	9
Other	(5)	1
Net cash used for investing activities	(692)	(334)

Cash flows from financing activities:
Repayments of revolving credit facility	—	(350)
Proceeds from issuances under share-based compensation plans	32	27
Withholding tax payments related to vesting of stock units	(50)	(20)
Repurchases of common stock	(75)	—
Cash dividends paid	(225)	(222)
Other	(3)	(2)
Net cash used for financing activities	(321)	(567)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(9)	(3)
Net increase in cash, cash equivalents, and restricted cash	464	628
Cash, cash equivalents, and restricted cash at beginning of period	1,901	1,273
Cash, cash equivalents, and restricted cash at end of period	$2,365	$1,901
__________
(a) For the fifty-two weeks ended February 1, 2025 and the fifty-three weeks ended February 3, 2024, total cash, cash equivalents, and restricted cash includes $30 million and $28 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	52 Weeks Ended	53 Weeks Ended
($ in millions)	February 1, 2025	February 3, 2024
Net cash provided by operating activities	$1,486	$1,532
Less: Purchases of property and equipment	(447)	(420)
Free cash flow	$1,039	$1,112

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR FISCAL YEAR 2023
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of restructuring costs and a gain on sale of building. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

($ in millions) 53 Weeks Ended February 3, 2024	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Margin	Income Tax Expense	Net Income	Earnings per Share - Diluted
GAAP metrics, as reported	$5,775	38.8%	$5,215	35.0%	$560	3.8%	$54	$502	$1.34
Adjustments for:
Restructuring costs (a)	4	—%	(89)	(0.6)%	93	0.6%	23	70	0.19
Gain on sale of building	—	—%	47	0.3%	(47)	(0.3)%	(11)	(36)	(0.10)
Non-GAAP metrics	$5,779	38.8%	$5,173	34.7%	$606	4.1%	$66	$536	$1.43
__________
(a) Includes $64 million of employee-related costs and $29 million of consulting and other associated costs related to our previously announced actions to further simplify and optimize our operating model and structure.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s fourth quarters and fiscal years 2024 and 2023 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (3)	Total
13 Weeks Ended February 1, 2025
U.S. (2)	$2,043	$756	$479	$385	$16	$3,679
Canada	154	88	46	10	—	298
Other regions	15	136	20	1	—	172
Total	$2,212	$980	$545	$396	$16	$4,149
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (3)	Total
14 Weeks Ended February 3, 2024 (1)
U.S. (2)	$2,107	$768	$494	$407	$17	$3,793
Canada	171	99	48	12	—	330
Other regions	10	140	25	—	—	175
Total	$2,288	$1,007	$567	$419	$17	$4,298
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (3)	Total
52 Weeks Ended February 1, 2025
U.S. (2)	$7,706	$2,531	$1,682	$1,311	$65	$13,295
Canada	649	326	168	39	—	1,182
Other regions	46	477	83	3	—	609
Total	$8,401	$3,334	$1,933	$1,353	$65	$15,086
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (3)	Total
53 Weeks Ended February 3, 2024 (1)
U.S. (2)	$7,460	$2,470	$1,681	$1,310	$46	$12,967
Canada	674	332	170	45	—	1,221
Other regions	69	539	88	5	—	701
Total	$8,203	$3,341	$1,939	$1,360	$46	$14,889
__________
(1) Fiscal 2023 includes incremental sales attributable to the 53rd week.
(2) U.S. includes the United States and Puerto Rico.
(3) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 3, 2024	52 Weeks Ended February 1, 2025		February 1, 2025
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,243	20	14	1,249	19.8
Gap North America	472	5	24	453	4.8
Gap Asia	134	1	13	122	1.1
Banana Republic North America	400	4	24	380	3.2
Banana Republic Asia	43	6	7	42	0.1
Athleta North America	270	2	12	260	1.1
Company-operated stores total	2,562	38	94	2,506	30.1
Franchise	998	139	74	1,063	N/A
Total	3,560	177	168	3,569	30.1